JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

                          Administrative Procedures For

                    Flexible Premium Variable Life Insurance

                                  Ensemble III

                                   May 1, 2001

   This document sets forth the information called for under Rule 6e-(T)(b)(12)(iii) under the Investment Company Act of 1940 ("1940 Act"). The Rule provides exemptions from sections 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22c-l thereunder, for issuance, transfer and redemption procedures under the Flexible Premium Variable Life Insurance Policy ("Policy") to the extent necessary to comply with other provisions of Rule 6e-3(T), state insurance law or established administrative procedures of Jefferson Pilot Financial Insurance Company ("JP Financial" or the "Company"). To qualify for the exemptions, procedures must be reasonable, fair and not discriminatory and must be disclosed in the registration statement filed by the Separate Account.

   JP Financial believes its procedures meet the requirements of Rule 6e3(T)(b)(12) (iii), as described below.

                                TABLE OF CONTENTS

                                                                                                           Page No.

1.    Purchase and Related Transactions...........................................................................4
      (a)   Premium Schedule & Underwriting Standards.............................................................4
      (b)   Application and Initial Premium Processing............................................................7
      (c)   Reinstatement.........................................................................................8
      (d)   Misstatement of Age or Sex............................................................................9
      (e)   Exchange of Policy...................................................................................10
      (f)   Policyowner Illustrations............................................................................10
2.    Redemption Procedures: Surrender and Related Transactions..................................................10
      (a)   Surrender, Partial Surrender/Withdrawal..............................................................10
      (b)   Changes in Specified Amount..........................................................................13
      (c)   Benefit Claims.......................................................................................14
      (d)   Policy Loans.........................................................................................16
      (e)   Accelerated Benefit Rider............................................................................17
3.    Transfers..................................................................................................19
      (a)   General..............................................................................................19
      (b)   Dollar Cost Averaging................................................................................20
      (c)   Automatic Portfolio Rebalancing......................................................................21
4.    Refunds....................................................................................................21
      (a)   Free Look Period.....................................................................................21
      (b)   Suicide..............................................................................................21
      (c)   Incontestability.....................................................................................22
5.    Billing and Collection Procedures..........................................................................22
6.    Change in Division Allocation..............................................................................23
7.    Incomplete Allocation Request..............................................................................24


                                                                                                           Page No.

8.    Telephone Transfers, Loans and Reallocations...............................................................24
9.    Combined Requests..........................................................................................25
10.   Unpaid Checks..............................................................................................25
11.   Notifications..............................................................................................26
12.   Role of Jefferson Pilot Securities Corporation.............................................................27
13.   Role of JP Financial Policy Issue and Underwriting Department..............................................27
14.   Role of JP Financial Customer Service Department...........................................................27
15.   Special Distribution Rules.................................................................................28

1.    PURCHASE AND RELATED TRANSACTIONS

JP Financial currently sells four Flexible Premium Variable Life Insurance Policies, Ensemble II, Ensemble III, Ensemble SL and Ensemble EXEC; Another Flexible Premium Variable Life Insurance Policy, "Ensemble," is no longer being sold, but there are existing Ensemble policies.

       (a)  Premium Schedule and Underwriting Standards

Premiums for the Policies will not be the same for all policyowners. JP Financial may require the policyowner to pay a first premium sufficient to keep the Policy in force for three policy months. With the help of the registered representative, policyowners will determine a Planned Periodic Premium payment schedule that provides for a level premium payable at a fixed interval for a specified period of time. Factors considered in setting the Planned Periodic Premium payment schedule and selection of death benefit option include, but are not limited to, the insured's age and risk classification; the policyowner's economic circumstances, including future obligations, retirement and tax sheltering needs; the policyowner's risk tolerance regarding market needs; and the death benefit needs of the beneficiary. Payment of premiums in accordance with this schedule is not, however, mandatory and failure to make payments in accordance with the schedule will not of itself cause the Policy to lapse. Instead, policyowners may make premium payments in any amount, at any frequency, subject only to the minimum premium amount,(1) and the maximum premium limitations set forth in the Internal Revenue Code (the "Code"). If at any time a premium is paid which would result in total premiums exceeding the current maximum premium limitation, JP Financial will accept only that portion of the premium which will make total premiums equal such maximum. Any portion of the premium in excess of such maximum will be returned to the policyowner and no further premiums will be accepted until allowed by the then current maximum premium limitations set forth in the Code. The policyowner will be notified when premiums may be paid again. Also, the Code provides for significant tax


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(1) The minimum premium amount acceptable will be $25.00.

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


consequences if policies are deemed to be modified endowment contracts. JP Financial's procedures for monitoring whether a policy may become a modified endowment contract are set forth herein, If at any time during the year JP Financial determines the Technical and Miscellaneous Revenue Act (TAMRA) guidelines have been violated and excess premiums have been remitted which would cause the policy to be deemed a modified endowment contract, JP Financial will give written notice of this fact to the policyowner. The notice will set forth the policyowner's options with respect to the policy. The notice gives the policyowner the right to request a refund of the excess premium, or to request an increase of the policy's face amount. Either of these options would avoid having the policy deemed a modified endowment contract. The policyowner may choose any option by returning an enclosed election form. If the policyowner does not return the election form within 60 days, JP Financial will take no action with respect to the policy and it will become a modified endowment contract. The written notice also includes some general information regarding modified endowment contracts and their tax aspects.

The policy will remain in force so long as the cash value, less any outstanding policy debt, is sufficient to pay certain monthly charges imposed in connection with the Policy. Thus, the amount of a premium, if any, that must be paid to keep the Policy in force depends upon the cash value of the Policy, which in turn depends on such factors as the investment experience and the cost of insurance charge. The cost of insurance rate utilized in computing the cost of insurance charge will not be the same for each insured. The chief reason is that the principle of pooling and distribution of mortality risks is based upon the assumption that each insured incurs an insurance rate commensurate with his or her mortality risk which is actuarially determined based upon factors such as issue age, policy year, sex, rating class, and the Specified Amount of the Policy. For two Policies with the same sex, rating class and attained age, the cost of insurance rate for the Policy with the younger age on its policy date will never exceed, and in some cases will be less than, that for a Policy with an older age on its policy date. Accordingly, while not all insureds will be subject to the same cost of insurance rate, there will be a single "rate" for all insureds in a given actuarial category.


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

The use of policy year as a factor in defining an actuarial category is appropriate because the recovery of the cost of a policy depends, in part, upon the length of time such policy has been in force. For example, an insured who was younger at issue has maintained his policy in force for a longer period in order to achieve the same attained age as the insured who was older at issue. Thus, part of the cost of the policy, which was supported by Company surplus, has been recovered for the insured who was younger at issue. This allows the Company to reduce the cost of insurance rate below that of the insured whose policy has been in force for a shorter period. For administrative convenience, policy year is not used as an actuarial factor after the tenth policy year.

Current cost of insurance rates will be determined by JP Financial based upon expectations as to future mortality experience. The cost of insurance rates are guaranteed not to exceed rates based upon the Commissioner's 1958 Standard Ordinary Mortality Table for Ensemble and the Commissioner's 1980 Standard Ordinary Mortality Table for Ensemble II.

The Company currently provides a guaranteed monthly deduction adjustment for qualified Ensemble III policyowners. The guaranteed monthly deduction adjustment is an amount added to the Policy's accumulation value. The adjustment is calculated as an annual amount at the beginning of each policy year, beginning with the second policy year, for each month of that policy year during which the adjustment is in effect. The adjustment will apply so long as it meets or exceeds a $12 annual threshold.

The Policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. State insurance laws prohibit unfair discrimination among insureds but recognize that premiums may be based upon factors such as issue age, policy year, sex, health and occupation. JP Financial may modify its underwriting requirements, in accordance with company practice in effect when the policy is issued, for policies issued in connection with group arrangements.

       (b)  Application and Initial Premium Processing

Upon receipt of a completed application, JP Financial will follow certain insurance underwriting procedures (e.g., evaluation of risks) designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed applicant before a determination can be made. A Policy will not be issued until the underwriting procedure has been completed.

The insurance coverage will begin on the policy date, unless otherwise required by insurance law or concepts such as "conditional receipt". Ordinarily, if the application is approved and money is received, the policy date will be the later of the date of application or the date of any required medical examination in accordance with JP Financial's underwriting requirements. If a premium is not paid with the application, the policy date is the issue date. Coverage will begin on the date the premium is received. The policyholder may request that the Policy be backdated for the purposes of saving insurance age or conforming to employment related requirements (e.g. common enrollment date). If the policy date is after the date of the application and any required medical examination, the contestable period starts from the date of the application or required medical examination, whichever is later. If the policy date is before the dates of the application and any required medical examination, the contestable period starts from the policy date.

If the initial premium is received prior to the date JP Financial either issues the Policy or offers to issue the Policy on a basis other than standard and/or other than as applied for, the net premium less monthly deductions for the period between the policy date and the issue date(2) will be placed in the General Account. If this amount is equal to or greater than $500, it will be credited with interest at the rate currently being credited to

--------
(2) The issue date is the date JP Financial either gives the Policy underwriting approval, or offers to issue the Policy on a basis other than standard and/or as applied for.

the General Account for the period between the date the premium is received (or the policy date, whichever is later) and the issue date. In those instances when JP Financial declines to issue a Policy, the full premium paid, if equal to or greater than $500, will be returned with interest; interest will be credited from the date the premium is received to the date the application is rejected. However, this practice will not apply if the Policy is issued as applied for by the applicant or is issued on a standard basis and delivery of the Policy is not accepted or the "free look" right is exercised.

The initial net premium will be placed in the General Account prior to the allocation date. On the allocation date the initial net premium deposited in the General Account, plus interest earned, will be allocated, as directed by the policyowner in the application, among the divisions of the Separate Account and the General Account. Any other premiums received prior to the allocation date will also be deposited in the General Account. The allocation date is the later of 1) 25 days from the day JP Financial mailed the policy to the agent for delivery to the policyowner; or 2) the date JP Financial receives all administrative items needed to activate the Policy.

Under JP Financial's current rules, the minimum Specified Amount at issue is $50,000. JP Financial reserves the right to revise its rules from time to time to specify a different minimum Specified Amount at issue.

       (c)  Reinstatement

A policy which terminates under the grace period provision of this contract may be reinstated at any time within five (5) years after the date of termination. The policy year of reinstatement will be measured from the Policy Date. The reinstatement must occur prior to the maturity date of the Policy. The following items must be submitted to JP Financial for each reinstatement:

      (1) A written application for reinstatement.
      (2) Evidence of insurability sufficient to prove to the Company's satisfaction that the insured is still able to meet the underwriting standards for the "actuarial category" to which the Policy was originally assigned.

      (3) A premium large enough, after the deduction of premium expense charges, to cover:

          a. Monthly deductions for at least three policy months following the effective date of reinstatement.
          b.   Any due and unpaid monthly administrative charges.
          c.   Any due and unpaid monthly expense charges.

Upon request for reinstatement, JP Financial will determine the premium amount needed to reinstate the Policy based on the insured's attained age, sex, policy year, rating class, and the Specified Amount of the Policy.

JP Financial will notify the policyowner of the premium amount needed to reinstate the Policy. JP Financial will also require repayment or reinstatement of any policy debt which existed on the date of lapse before a Policy may be reinstated. Upon approval of the reinstatement, the effective date of the reinstated Policy will be the next Monthiversary(3) following the date JP Financial approves the application for reinstatement.

       (d)   Misstatement of Age or Sex

If JP Financial discovers that the age or sex of the insured has been misstated, the amount payable at death will be the sum of the following:

             (1) The accumulation value on the date of death; and
             (2) The death benefit less the accumulation value on the date of death, multiplied by the ratio of:
                 a   The cost of insurance actually deducted at the beginning
             of the policy month in which death occurs, to
                 b. The cost of insurance that should have been deducted at the insured's true age or sex.

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(3) "Monthiversary" is defined as the same date in each month as the policy date on which regular monthly processing occurs (i.e., cost of insurance deductions).

       (e)   Exchange of Policy

No exchange provision is provided. Instead, the policyowner may at any time, while the Policy is in force, transfer all accumulation value to the General Account. This transfer will not incur the normal transfer fee. While 100% of the accumulation value is allocated to the General Account, minimum benefits are fixed and guaranteed.

       (f)  Policyowner Illustrations

The Company utilizes field and Service Center computers in preparing illustrations for Flexible Premium Variable Life Insurance.

General Agents and Agents who are licensed with JP Financial and with Jefferson Pilot Securities Corporation ("JPSC") or other broker-dealers who have entered into a selling agreement with JPSC will be supplied with diskettes containing approved illustrations for Flexible Premium Variable Life Insurance,

In addition, the Company's field offices and Service Center in Concord, New Hampshire and will be supplied such diskettes and will prepare illustrations at the request of duly registered representatives.

2.  "REDEMPTION PROCEDURES": SURRENDER AND RELATED TRANSACTIONS

Set out below is a summary of the principal Policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "redemption" transaction. The summary shows that, because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the procedures for mutual funds and contractual plans.

       (a)  Surrender, Partial Surrender/Withdrawal

At any time while the Policy is in force, the policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, request surrender or partial surrender/withdrawal of the Policy by sending a written request to JP Financial. At the time the written request is received, it will be reviewed for completeness. Incomplete requirements will result in returning the items to the policyowner for completion.

The amount payable upon surrender of the Policy is the cash value at the end of valuation period during which the request is received, less any policy debt (the "Surrender Value"). The surrender transaction will be processed upon receipt of the completed request, with an effective date of the date received. The Surrender Value will be moved into the General Account pending the Company's conservation efforts. If the Company is successful in conserving the Policy, the Policyowner will be credited the General Account interest earned on the Surrender Value during the conservation period. If the Company is unable to conserve the Policy, the Policyowner will not be credited the General Account interest and will receive the Surrender Value as of the date of the surrender request. The check will be mailed to the policyowner within seven (7) days of receipt of the written request.

The policyowner may withdraw part of the Policy's cash value at any time in which the Policy has cash value. The amount payable upon withdrawal cannot exceed the policy cash value, less any policy debt at the end of the valuation period during which the request is received. The minimum amount that may be withdrawn is $500. If for any reason the withdrawal request would be for an amount less than $500, JP Financial will furnish the policyowner with a written explanation of why the request cannot be processed within twenty-four (24) hours. A withdrawal charge equal to the lesser of $50 or 2% of the withdrawal amount will be deducted from the amount of each withdrawal. A withdrawal will also invoke imposition of a pro-rata portion of any surrender charge.

The withdrawal transaction will be processed the day following receipt of the request, with an effective date of the date received. A policyowner may allocate a withdrawal among the General Account and the divisions of the Separate Account. If no such allocation is made, a withdrawal will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the accumulation value in the General Account, less any policy debt, and the accumulation value in each division bears to the total accumulation value of the Policy, less any policy debt, on the date of the withdrawal. The amount payable for a withdrawal request that would cause the Specified Amount to be reduced to less than $25,000 will be adjusted to the amount that would reduce the Specified Amount to $25,000. In this event, the policyowner will be advised in writing when the check for the withdrawal is sent.

A surrender charge will be assessed upon surrender or withdrawal. The surrender charge will be deducted from the Policy's Accumulation Value. The initial Surrender Charge is the Surrender Charge we would assess if the Policy were surrendered on the Issue Date and is based on the Specified Amount, varying with the Issue Age, risk classification and, in most states, sex of the Insured. It remains level for five years, decreasing to zero in the tenth Policy Year. The Surrender Charge in any given Policy Year will equal a percentage of the initial Surrender Charge, as follows:


                                             Surrender Charge
                                              as % of Initial
                         Policy Year         Surrender Charge*
                             0-5                   100%
                              6                     80%
                              7                     60%
                              8                     40%
                              9                     20%
                             10                     0%
*May be lower at some ages

The surrender charge in effect at any time is the sum of the surrender charge for the initial Specified Amount plus the surrender charge for any increase in the Specified Amount. If the Specified Amount is decreased, the surrender charge will not decrease.

For a withdrawal, the charge will be proportionately the same as for surrenders. The charge will be calculated by dividing (i) by (ii) and multiplying the result by (iii) where:


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

       (i)   is the amount of the cash value withdrawn
       (ii)  is the cash value
       (iii) is the amount of the surrender charge on a surrender.

       (b)   Changes in Specified Amount

A policyowner may, by written request, change the Specified Amount subject to the certain conditions.

At any time after the first policy anniversary, the policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, decrease the Specified Amount. At any time after the Policy has been issued, the policyowner may increase the Specified Amount. Any change is subject to the following conditions:

       (1) Any decrease will become effective on the Monthiversary that coincides with or next follows receipt of the request. Any such decrease will be deducted in the following order:

     a.    From the most recent Specified Amount increase, if any;
     b. Successively from the next most recent Specified Amount increase, if any;
     c.    From the Initial Specified Amount.

The minimum decrease in Specified Amount is $25,000. No decrease may reduce the Specified Amount to less than $25,000.

        (2) Any request for an increase must be applied for on a supplemental application and shall be subject to evidence of insurability satisfactory to JP Financial; no increases will be allowed over attained age 85. The minimum Specified Amount after any increase is $50,000.

         (3) Any change approved by JP Financial will become effective on the date shown in the Supplemental Policy Specifications Page, which generally will be the Monthiversary that coincides with or next follows the day the change is approved, subject to deduction of the first month's cost of insurance from the Policy's accumulation value.

      (4) The policyowner may request in writing to change the death benefit option. If the request is to change from Option I to Option II, the Specified Amount will be decreased by the accumulation value on the effective date oh the change. If the request is to change from Option II to Option I, the Specified Amount will be increased by the accumulation value on the effective date of the change. If the request is to change from Option III to Option II, the Specified Amount will be increased by the premiums paid to the date of the change less any withdrawals and then will be decreased by the Accumulation Value on the date of the change. If the request is to change from Option III to Option I, the Specified Amount will be increased by the Premiums paid less any withdrawals to the date of the change. If a change in Death Benefit Option would result in an immediate in the Death Benefit, we will require evidence of insurability and the effective date of the change will be the date of underwriter approval. Otherwise, the effective date of the change will be the Monthiversary date following the request for the change. We do not allow changes from Options I or II to Option III.

       (5)  No decrease may reduce the Specified Amount below $25,000.

When a request for a Specified Amount reduction is received which would cause the Specified Amount to be less than $25,000, the request will be adjusted to the amount that would reduce the Specified Amount to $25,000. In this event, the policyowner will be advised in writing as to the reason the requested Specified Amount change cannot be and was not processed as requested.

       (c)   Benefit Claims

While the Policy remains in force, JP Financial will usually pay a death benefit to the named beneficiary in accordance with the designated death benefit option within seven (7) days after receipt of due proof of death of the insured. The registered representative may deliver the death benefit payment. If the registered representative intends to deliver the payment, notice will be sent to the named beneficiary informing him or her of the issuance of the check. If the registered representative does not intend to deliver the check, the payment check will be mailed to the named beneficiary. Payment of death benefits may, however, be postponed due to suicide, misrepresentation and under certain other circumstances.(4) The amount of the death benefit is determined at the end of the valuation period during which the insured dies, The amount of the death benefit proceeds is guaranteed to be not less than the current Specified Amount of the Policy. These proceeds will be reduced by any outstanding policy debt and any due and payable charges. These proceeds will be increased by any additional insurance provided by rider. The death benefit may exceed the current Specified Amount of the Policy. The amount by which the death benefit exceeds the Specified Amount depends upon the death benefit option in effect, the accumulation value, and the corridor percentage in effect at the date of death.

The death benefit under Death Benefit Option I is the greater of the current Specified Amount or the accumulation value on the date of death multiplied by the corridor percentage. Under Death Benefit Option II, the death benefit is equal to the greater of the current Specified Amount on the date of death or the Accumulation Value on the date of death multiplied by the corridor percentage. Under Death Benefit Option III, the Death Benefit equals the current Specified Amount plus the total premiums paid, less any withdrawals to the date of death.

If the Policy is in force at the Insured's Attained Age 100, the following will occur:

(1) the policy will continue in force for the lifetime of the Insured;
(2) the Death Benefit Option then in effect may not be changed;
(3) no further premiums will be accepted;
(4) no further Monthly Deductions will be taken;
(5) the Monthly Accumulation Value Adjustment will no longer apply;
(6) the interest rate charged to Type A and Type B Policy Loans will be set equal to the

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(4) (A) The New York Stock Exchange is closed other than customary weekend and holiday closings; (B) The SEC, by order, permits postponement for the protection of the policyowners; (C) An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable nor is it reasonably practicable to determine the value of the Separate Account net assets.

    rate credited to the portion of the Accumulation Value in the General Account being held collateral on the Policy Loan; and

(7) any riders attached to the policy will terminate as stipulate din the riders' termination provisions.

Payments of benefits will be made by JP Financial out of its General Account and assets will be transferred from the divisions of the Separate Account to the General Account.

       (d)   Policy Loans

The policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, request a policy loan at any time after the expiration of the Right of Policy Examination. Unless otherwise required by state law, the Loan Value of the Policy is 100% of the Cash Value at the end of the Valuation Period during which the loan request is received. Any prior policy debt will be deducted from any advances made on the loan.

Any premium payments received within thirty (30) days of a policy loan will not generally be considered in making the loan as the policyowner's check will not have sufficient time to clear banking channels. However, if the policyowner can provide JP Financial proof that the check has cleared the bank, the payment will be considered in making the loan.

The type of loan the Company will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The amount available at any time for a Type A loan is the maximum loan amount, less the Guideline Single Premium at issue, adjusted on a pro rata basis for increases in Specified Amount, as set forth in the Code, less any outstanding Type A loans. Any other loans are Type B loans. If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the Policy to the initial Specified Amount.

A Type A loan is a policy loan which JP Financial grants when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B loan is a policy loan which JP Financial grants when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, JP Financial will grant a Type A loan equal to the unloaned Type A balance. The remainder of the requested loan will be a Type B loan. JP Financial will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid. If the interest due on a loan, either Type A or Type B, remains unpaid when due, the interest will become principal. JP Financial will treat that as though it were a request for a new loan in the principal amount of the unpaid interest. The calculation of which type of loan is available will take place and the unpaid interest will become principal of either a Type A or Type B loan.

The interest charged by JP Financial on a policy loan depends upon the type of loan. A Type A loan is charged the same interest rate as the interest credited to the amount of the accumulation Value held in the General Account to secure loans, which is an effective annual rate of 4%. On a type B loan, JP Financial will charge interest at the effective maximum rate of 5%, or at any lower rate established by JP Financial for any period during which the loan is outstanding.

       (e)   Accelerated Benefit Rider

This rider provides that a policyowner may request an advance of up a portion of a policy's eligible death benefit, subject to a $250,000 maximum per insured, if it is medically determined to JP Financial's satisfaction that the insured meets one of the following three conditions: terminal illness with a life expectancy of twelve months or less; nursing home confinement; or diagnosis of a catastrophic health condition.

The availability of the benefits under this rider vary according to state law.

When JP Financial receives a notice of a claim under the rider, the Claims Department sends the policyowner a Claimant's Statement for the policyowner (and the insured if different from the policyowner) to complete. JP Financial also sends an Attending Physician's Statement to be completed by the physician in order to clarify the insured's medical condition. The Claims Department also sends the policyowner an illustration of the effects that electing to exercise the rider will have on the Policy. The completed Claimant's Statement and Attending Physician's Statement are returned to the Claims Department where a decision is made on whether or not to approve the request for accelerated benefits. All benefits paid pursuant to the rider are paid in a lump sum to the policyowner, or, upon the death of the policyowner, to the estate of the policyowner.

This rider is offered at no additional premium cost. However, if the rider is exercised, an actuarial discount, which reflects the early payment of amounts held under the Policy, will be deducted from the requested portion of the death benefit. The discount will be based on an annual interest rate which has been declared by JP Financial and the then current cost of insurance rate in effect as of the date the policyowner's notice of claim is received at JP Financial. The maximum interest rate used will be the greater of the yield on 90 day treasury bills or the maximum statutory adjustable policy loan interest rate in effect upon the date of request.

JP Financial will also deduct from the requested portion of the death benefit the following:

     (1) a pro rated portion of any outstanding policy loans, determined by multiplying the outstanding policy loan times the benefit ratio, where the benefit ratio is the requested portion of the death benefit divided by the death benefit;

     (2)  any premiums which are unpaid within the grace period; and

     (3) an administrative expense charge not to exceed $300, provided such charge shall not exceed the anticipated value of services performed and expenses incurred in administering the rider.

Upon the payment of the accelerated benefit payment, the amount of the death benefit, the Specified Amount, the cash value and the accumulation value are reduced by the same ratio as the requested portion of the death benefit bears to the death benefit Such reduction will be allocated among the General Account and the divisions of Separate Account A on a pro rata basis. Cost of insurance charges are adjusted to reflect the reduction in the death benefit. Future charges under the Policy will depend on whether a Waiver of Premium Disability Rider is in force.

3.     TRANSFERS

Set forth below is a summary of the administrative procedures which JP Financial will utilize in processing transfers between and among the divisions of the Separate Account and the General Account. The summary shows that, due to the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the procedures for mutual funds and contractual plans.

       (a)   General

The Separate Account currently has twenty-four (24) divisions.. Policyowners may transfer amounts between the General Account and the divisions of the Separate Account and among the divisions of the Separate Account. The initial allocation of premium on the allocation date will not be subject to the charges and minimums as other transfers. The company allows policyowners to authorize transfers in writing or by telephone. In order to make a transfer by telephone the proper authorization form must be on file with JP Financial. The Company will process transfers and determine all values in connection with transfers at the end of the valuation period during which the transfer request is received. A $50 transfer charge will be imposed each time amounts are transferred and will be deducted from the amount transferred. The transfer charge is not assessed if the transfer moves all accumulation value to the General Account. If a policyowner requests a transfer which does not meet the minimum required amount, or cannot be processed for any other reason, JP Financial will, within 24 hours, provide the policyowner with a written explanation of why the transfer cannot be processed.

Currently a policyowner may make up to 20 transfers per year, with the first twelve being free. Should the Company further limit the timing or number of transfers at some future date, the policyowner will be notified of such change.

       (b)   Dollar Cost Averaging

The Company offers Ensemble II policyowners a feature called Dollar Cost Averaging. In order to elect this feature, the policyowner must complete the applicable authorization form. Under this feature a policyowner deposits an amount, currently subject to a minimum of $3,000, in the Money Market Division of the Separate Account or in the General Account and elects to have a specified dollar amount (the "Periodic Transfer Amount") automatically transferred to one or more of the divisions on a monthly, quarterly or semi-annual basis. The policyowner is therefore able to systematically invest in the divisions at various prices which may be higher or lower than the price a policyowner would pay when investing the entire amount at one time and at one price. Each Periodic Transfer Amount must currently be at least $250. In addition, a minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. These minimums are subject to change at the Company's discretion. If a transfer pursuant to this feature would reduce accumulation value in the Money Market Division or the General Account to less than the Periodic Transfer Amount, the Company has the right to include this remaining accumulation value in the amount transferred. Automatic transfers pursuant to this feature will continue until the amount designated for Dollar Cost Averaging has been transferred, or until the policyowner gives notification of a change in allocation or cancellation or the feature. This feature is currently available at no charge to policyowners, although the Company reserves the right to assess a charge, no greater than cost and with 30 days advance notice to policyowners.

         (c)  Automatic Portfolio Rebalancing

A policyowner may also elect an Automatic Portfolio Rebalancing feature for reestablishing fixed proportions between various types of investments on a systematic basis. Under this feature, the Company will automatically readjust the allocation between the Divisions and the General Account to the desired allocation, subject to a minimum of 5% per Division or General Account, on a quarterly, semi-annual or annual basis. There is no additional charge for this program.

A policyowner may not elect to have Dollar Cost Averaging and Automatic Portfolio Re-Balancing (defined and described hereinafter) at the same time. Transfers pursuant to the Dollar Cost Averaging feature will occur on a Policy's monthly anniversary date in the month in which the transaction is to take place or the next succeeding business day if the monthly anniversary date falls on a holiday or a weekend. Transfers under this feature do not count towards the twelve free transfers or the twenty total transfers currently allowed per year. The Company has the right to modify the terms and conditions of the Dollar Cost Averaging feature upon 30 days advance notice to policyowners.

  4.  REFUNDS

      (a)     Free Look Period

With the approval of the irrevocable beneficiary or assignee, if any, the Policyowner may cancel the Policy within ten (10) days after receiving it, within 45 days of the date of the execution of the application for insurance, or within 10 days after receipt by mail or personal delivery of a Notice of Right of Withdrawal, whichever is later. A written request to JP Financial together with the Policy will be required. The Policy will be deemed void from the policy date and all premiums paid will be refunded within seven (7) days of receipt by JP Financial of the request. The registered representative will be required to return any commissions paid in connection with the sale.

      (b)     Suicide

In the event the insured commits suicide, whether sane or insane, within two (2) years of the policy date, JP Financial's liability will be limited to the return of the premiums paid, less any policy debt and partial surrender/withdrawal. In the event of suicide within two (2) years of the effective date of any increase in Specified Amount (i.e. increase in Specified Amount is set forth in Changes in Existing Insurance Coverage on page seven (7) of the Policy), the only liability of JP Financial in connection with said increase will be a refund of the cost of insurance for such increase.

      (c)     Incontestability

After the Policy has been in force during the lifetime of the insured for a period of two (2) years from its policy date or from the date of application or any medical examination required if later, JP Financial will not contest the Policy except for an increase in the Specified Amount. This provision does not apply to any benefits provided by a rider which grant disability benefits or an added benefit in the event death results from an accident. Further, JP Financial will not contest any increase in the Specified Amount after such increase has been in force during the lifetime of the insured for two (2) years following the effective date of said increase.

In the event of contest of the Policy during the first two (2) policy years as to statements made in the original application, the only liability of JP Financial will be a refund of premiums paid less any policy debt and partial surrender/withdrawal. In the event of a contest during the two years following an increase in the Specified Amount, the only liability of JP Financial for such increase will be a refund of the cost of insurance for such increase. Any increase will be contestable, within the two (2) year period, only with regard to statements concerning the increase.

5.     BILLING AND COLLECTION PROCEDURES

JP Financial will assign a separate seven-digit block of numbers to be used as policy numbers for Flexible Premium Variable Life business. Premium billing notices will be system-generated and will be mailed by Customer Service Department personnel together with billing notices for other types of life insurance. In addition to the unique range of policy numbers, Flexible Premium Variable Life policies will have the message, "Flexible Premium Variable Life" on the billing notices to distinguish them from other types of life insurance contracts.

Flexible Premium Variable Life premiums in response to billing notices will be sent directly to JP Financial's bank and deposited in JP Financial's bank account. Unsolicited premiums received at JP Financial's service center will be deposited in JP Financial's account at a local depository bank. Flexible Premium Variable Life pre-authorized check or debit collections will be determined from the Flexible Premium Variable Life Administrative System (VANTAGE-ONE) and subsequently deposited in JP Financial's bank account.

For convenience, JP Financial will offer the "List Billing" mode of payment, which allows the employer to deduct premiums from the policyowners' paychecks and remit the premiums directly to JP Financial. All Flexible Premium Variable Life policies, paid as billed, will be entered into the Collection System together with payments on other life contracts. Premium payments not paid as billed will be entered into the VANTAGE-ONE System and checks will be deposited into JP Financial's account at a local depository bank. When the VANTAGE-ONE system-generated reports are received on the day following the processing of premium payment transactions, the total for deposits other than Flexible Premium Variable Life deposits will be deducted from the total bank deposit. This difference will represent the total Flexible Premium Variable Life deposit, and will be reconciled to the premium clearing entry on the Flexible Premium Variable Life System accounting journal.

Based on the VANTAGE-ONE system-generated report, funds will be transferred from JP Financial's regular bank account to the divisions of the Separate Account for inclusion in the policyowner's unit holdings.

6.    CHANGE IN DIVISION ALLOCATION

      (a)   General

The policyowner may change the allocation of future premium payments among the General Account and the divisions of Separate Account A by written notice or by telephone, without payment of any fees or penalties. In order to make an allocation change by telephone, the proper authorization form must be on file with JP Financial. The minimum allocation percentage allowed for the General Account or any division of Separate Account A is five percent (5%) of net premium, unless the allocation percentage is zero.

The allocation change will be processed with an effective date of the date the correctly completed written request is received or the telephone request is received.

7.    INCOMPLETE ALLOCATION REQUEST

If an incomplete written change in premium allocation request is received, future premium payments will be allocated in accordance with the previous valid allocation. A letter requesting a corrected allocation request will be sent to the policyowner within twenty-four (24) hours of receipt of the incomplete allocation request

8.    TELEPHONE TRANSFERS, LOANS AND REALLOCATIONS

Policyowners may request transfers of accumulation value or reallocation of premiums by telephone, provided that the appropriate authorization form is on file with JP Financial. The authorization form also allows the policyowner to authorize his or her registered representative to request such transaction by telephone. JP Financial may also, in its discretion, permit loans to be made by telephone, provided that the proper authorization form is on file with JP Financial. All restrictions which apply to a transfer, loan or reallocation, as outlined in the current prospectus, including any charges, apply to transfers, loans or reallocation by telephone. Any changes which would effect the telephone authorization, including cancellation, will become effective within 3 days after receipt of written notice from the policyowner. JP Financial will require the policyowner's date of birth and social security number or taxpayer identification number as verification each time the policyowner or registered representative requests a transfer, loan or reallocation by telephone. JP Financial has the option to confirm directly with the policyowner any telephone transfer or reallocation requests made by the policyowner's authorized registered representative whenever JP Financial deems it necessary. Currently, JP Financial does not permit a registered representative to request a loan on behalf of a policyowner. Loan proceeds pursuant to a telephone request will only be mailed to a policyowner's address currently on file with JP Financial.

9.    COMBINED REQUESTS

The policyowner may combine requests for changes in the Specified Amount and the death benefit option and requests for partial surrenders/withdrawals, Such combined requests will be considered as a single transaction becoming effective as of the Monthiversary following the date the last of the requests is completed. For example, if the combined request consists of a partial surrender/withdrawal and an increase back to the original Specified Amount, evidence of insurability will be required for the increase portion of this combined request. Due to the length of time of the underwriting process, the partial surrender/withdrawal portion will be delayed until the increase can be processed, to insure maximum benefit coverage at all times. The policyowner may submit combined request for any number or combination or changes not addressed above. These requests will be processed in the order and with timing to ensure fair, reasonable and beneficial treatment relative to the policyowner.

10.    UNPAID CHECKS

When an unpaid item is received, a suspense account will be charged for the amount of the check. The policyowner will be notified in writing of the unpaid item and given ten (10) days to make the payment before any action is taken. The registered representative of record will receive a copy of the letter.

If the item remains open after the 14th day, a premium reversal will be made effective the date of the original premium payment and the General Account of JP Financial will absorb the gain or loss of this backdated transaction. Commissions paid as a result of the original premium payment will be recovered. If the item is covered within the fourteen (14) day period, the policyowner will receive the investment results effective from the day of the original transaction.

11.    NOTIFICATIONS

Written policyowner notifications will be sent to the policyowner promptly when selected transactions are processed. Transactions which will be documented include, but are not limited to, the following:

     (a) Scheduled premium payments that are billed by direct notice, preauthorized premium payments and any payment not-paid-as billed
     (b)  Loan Repayments
     (c) Transfers, including the initial allocation transfer from the General Account on the allocation date and dollar cost averaging
     (d)  Premium Reallocations, including portfolio rebalancing
     (e)  Partial Surrenders/Withdrawals
     (f)  Increases or Decreases in Specified Amount
     (g)  Reinstatements
     (h)  Policy Issue
     (i)  Beneficiary/Ownership Changes
     (j)  Assignment/Release of Assignment
     (k)  Refunds
     (1)  Loans
     (m)  Surrenders
     (n)  Lapses
     (o)  First Premium Payments
     (p)  Unpaid Checks

12.    ROLE OF JEFFERON PILOT SECURITIES CORPORATION

Jefferson Pilot Securities Corporation ("JPSC") will be responsible for administering the Flexible Premium Variable Life Policy under the guidelines of the various state and federal laws and the rules, regulations, and requirements of the NASD. JPSC's personnel will be registered representatives or principals except for clerical support. The duties to be performed by JPSC include, but are not limited to:

     (a) Approving suitability of applications for insurance and investment in Separate Account A,

     (b) Reviewing certain items identified in Sections13 and 14 herein after being processed by the appropriate department in order to insure that they were processed correctly.

13.    ROLE OF JP FINANCIAL POLICY ISSUE AND UNDERWRITING DEPARTMENT

After an application has been approved for suitability requirements by JPSC, the application is processed by the Underwriting Department for selection of the risk. The Policy Issue Department issues, prepares and mails the completed Policy to the registered representative for delivery to the policyowner.

14.   ROLE OF JP FINANCIAL CUSTOMER SERVICE DEPARTMENT

The Customer Service Department will process the following, based on review and authorization by JPSC:

     (a)  Billings,
     (b)  Premium Collections,
     (c)  Depositing of funds,
     (d) Processing partial surrender/withdrawals, surrenders, loans, transfers, lapses, refunds, reinstatements, loan repayments, and assignments,

     (e) Change of address, unpaid checks, reallocation of funds, and transfer of funds,
     (f)  Documenting any items in Number 12 which JPSC is not documenting.
     (g) Beneficiary and ownership changes, increases and decreases in Specified Amount and changes of Death Benefit Option.
     (h)  Handling correspondence and inquires,
     (i) Documenting Not-Paid-as-Billed Premium Payments, Transfers of funds, Surrenders, and Reallocations of funds,
     (j) Reviewing and authorizing policyowner requests for refunds, changes of ownership, reallocations of funds, and transfers of funds.

15.      SPECIAL DISTRIBUTION RULES

The Company may offer a premium bonus in certain external 1035 exchange situations involving large group cases where the premium bonus is in the best interest of the proposed policyowner and where the following specific parameters are met:

     1. the minimum total face amount of the policies being exchanged equals or exceeds $12,000,000;
     2.   the percentage of insurable participants to be exchanged is 100%;
     3.   the age of the policies to be exchanged is less than 4 years;
     4.   the minimum number of participants is 10;
     5. the minimum Accumulation Value of the policies to be exchanged in the aggregate exceeds $1,000,000; and
     6. the total Surrender Charge on the policies to be exchanged is less than 15% of the Accumulation Value.